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                                  EXHIBIT 10.2
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") by and between IVIVI TECHNOLOGIES, INC., a New Jersey corporation, having a place of business at 224-S Pegasus Avenue, Northvale, New Jersey 07647 ("EMPLOYER"), and ANDRE' A. DIMINO, an individual residing at 159 Glen Road, Woodcliff Lake, NJ 07677 ("EMPLOYEE"), was originally dated as of October 18, 2006 ("Original Agreement Date"), and is hereby amended and restated as of December 31, 2008 ("Commencement Date").

         WHEREAS, Employer desires to continue to employ Employee; and

         WHEREAS, Employee is willing to accept such continued employment on the terms and conditions set forth in this Agreement; and

         WHEREAS, Employer and Employee desire to modify Employee's title, duties and responsibilities; and

         WHEREAS, Employer and Employee desire to amend and restate the Agreement in accordance with Internal Revenue Service Notice 2007-86 in order to conform the Agreement with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Employer and Employee hereby agree as follows:


                                    ARTICLE I
               EMPLOYMENT; POSITION, DUTIES, AND RESPONSIBILITIES

1.01 EMPLOYMENT. Employer agrees to, and does hereby, continue to employ Employee, and Employee agrees to, and does hereby, accept such continued employment, upon the terms and subject to the conditions set forth in this Agreement. Employee represents and warrants to Employer that (a) Employee has the legal capacity to execute and perform this Agreement, (b) this Agreement is a valid and binding agreement enforceable against Employee according to its terms, and (c) the execution and performance of this Agreement by Employee does not violate the terms of any existing agreement or understanding to which Employee is a party or by which Employee may be bound. Employer represents and warrants to Employee that (a) Employer has taken all requisite corporate actions to enter into this Agreement, (b) this Agreement is a valid and binding agreement enforceable against Employer according to its terms, and (c) the execution and performance of this Agreement by Employer does not violate the terms of any existing agreement or understanding to which Employer is a party or by which Employer may be bound.



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1.02 POSITION, DUTIES AND AUTHORITY. During the Term (as defined below),
Employee shall serve as Vice Chairman of the Board of Directors, Executive Vice President, Manufacturing and Technology, and Chief Technical Officer of Employer, and shall have such responsibilities, duties and authority as are consistent with such positions and as may, from time to time, be reasonably assigned by the Chief Executive Officer of Employer. Any substantial changes to such responsibilities, duties and authority shall be provided to Employee in writing and agreed to between Employer and Employee. During the Term, Employee shall report directly to the Chief Executive Officer of Employer. During the Term, Employee shall serve Employer, faithfully and to the best of Employee's ability, and shall devote a majority of Employee's business time, attention, skill and efforts exclusively to the business and affairs of Employer (including its subsidiaries and affiliates) and the promotion of its interests. Notwithstanding the foregoing, Employee may engage in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit Employer) to the extent that such activities do not inhibit or prohibit the performance of Employee's duties hereunder or inhibit or conflict with the business of Employer, its subsidiaries and affiliates. Further, nothing in this Agreement shall be deemed to prohibit Employee from continuing to serve in the capacity of Chief Executive Officer of ADM Tronics Unlimited, Inc. ("ADM Tronics"). In no event may Employee serve on boards of directors or advisory committees without the prior written consent of the Board of Directors of Employer (the "Board"), which consent shall not be unreasonably withheld. During the Term, Employee shall perform his duties from Employer's primary business offices that are located in Northvale, New Jersey, subject to normal and reasonable travel requirements in connection with his duties hereunder.

                                   ARTICLE II
                                      TERM

2.01 TERM OF EMPLOYMENT. Employee's continued employment under this Agreement shall commence on the Commencement Date and, subject to earlier termination pursuant to Article IV hereof, shall terminate on November 30, 2011 (the "TERM"); PROVIDED, HOWEVER, that unless either party gives written notice to the other at least 120 days prior to the expiration of the then-current Term that such party elects not to renew this Agreement, the then-current Term shall be automatically extended for additional one-year periods. The election of Employer not to extend the then-current Term as provided in this Section 2.01 ("Employer Non-Renewal") shall be deemed a termination by Employer under Section 4.01(D) and shall constitute "Good Reason" under Section 4.01(E). The election of Employee not to extend the then-current Term, as provided in this Section 2.01 ("Employee Non-Renewal") shall not be deemed a termination for Good Reason and Employee only shall be entitled to the compensation set forth in Section 4.02(B).

                                   ARTICLE III
                            COMPENSATION AND EXPENSES

3.01 COMPENSATION AND BENEFITS. For all services rendered by Employee in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of Employer, or any subsidiary, affiliate or division thereof, Employee shall be compensated as follows (subject, in each case, to the provisions of Article IV below):

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

         (A) BASE SALARY. During the Term, Employer shall pay to Employee a base salary at the rate of $225,000 on an annualized basis. ("BASE SALARY"), which Base Salary shall be payable in accordance with Employer's customary payroll practices in place from time to time, but no less frequently than twice per month. Employee's Base Salary shall be subject to annual review and increases effective as of the first day of each fiscal year commencing with the fiscal year that begins April 1, 2009, which increases (if any) shall be in amounts as the Board (or committee thereof) shall deem appropriate and substantially based upon the overall financial performance of Employer and the individual performance of Employee. The term "BASE SALARY" as used in this Agreement shall refer to Base Salary as may be increased from time to time.

         (B) BONUS. With respect to each fiscal year of Employer that ends during the Term, commencing with the fiscal year ending March 31, 2009, Employee shall be eligible to receive a cash bonus targeted to equal seventy-five percent (75%) of the amount of Base Salary earned by Employee during such fiscal year, subject to Employer's attainment of performance goals established by the Board (or a committee thereof) in its sole discretion and communicated to Employee within 30 days following the beginning of such year (for fiscal year ending March 31, 2009, within 30 days of the Commencement Date) (the "BONUS"). Such performance goals shall be established such that a partial Bonus may be earned in the event applicable performance goals are partially attained, and a Bonus in excess of the target amount may be earned in the event applicable performance goals are materially exceeded. The performance goals relating to the Bonus shall be established such that 50% of the Bonus shall be subject to goals relating to the Company's financial performance, and 50% of the Bonus shall be subject to goals relating to Employee's individual performance. The Bonus shall be paid in a lump sum cash payment, if and to the extent earned, within sixty (60) days following the end of the applicable fiscal year to which the Bonus relates. To be eligible to receive the Bonus (or any portion thereof), Employee must be employed by Employer both at the end of the applicable fiscal year and at the time such Bonus is to be paid hereunder.

         (C) EQUITY AWARDS.

                  (1) PRIOR OPTIONS. Prior to the Commencement Date, Employee has been granted options to purchase common stock of Employer pursuant to Employer's 2004 Amended and Restated Stock Option Plan (the "PLAN") and a separate stock option grant agreement between Employer and Employee (the "Prior Options"). In accordance with the existing terms of the Prior Options (i) upon a Corporate Transaction (as defined in the Plan), all outstanding and unvested Prior Options shall be deemed fully vested and exercisable and (ii) if during the Term, Employer shall terminate this Agreement and Employee's employment hereunder without Cause (as defined below) and other than as a result of Employee's death or Disability (as defined below) or Employee shall terminate this Agreement and Employee's employment hereunder for Good Reason (as defined below), then all outstanding and unvested Prior Options shall be deemed fully vested and exercisable.

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                  (2) NEW AWARDS. Following the Commencement Date, Employee
         shall be granted options to purchase common stock of Employer, and shares of restricted common stock of Employer, as set forth on Annex A hereto, and upon such terms and conditions as determined by the Board (or a committee thereof) in its sole discretion (the "New Awards"). Notwithstanding anything contained in this Agreement to the contrary, 100% of the New Awards shall fully and immediately vest on the date of
         (i) a Corporate Transaction (as such term is defined in the Employer's 2004 Amended and Restated Stock Option Plan, as in effect as of the date hereof) but excluding any Corporate Transaction that is either a Related Party Transaction (as defined in the Plan) and a transaction involving a secondary public offering of the common stock of Employer;
         (ii) a termination of Employee's employment due to death or Disability (to the extent provided under Article IV below), or (iii) a termination of Employee's employment by Employer without Cause or by him for Good Reason (to the extent provided under Article IV below).

         (D) BENEFITS. During the Term, Employee shall be entitled to participate in all Employer's employee benefit plans and programs (excluding severance plans, if any) as Employer generally maintains from time to time during the Term for the benefit of its employees or its executives, in each case subject to the eligibility requirements, enrollment criteria and other terms and provisions of such plans or programs. Employer may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion. In addition, with respect to each fiscal year that ends during the Term, Employee shall receive payments of $25,000 per year, paid on a monthly basis, for personal benefits and perquisites as determined by Employee in his sole discretion and without the need to submit documentation. Such amount shall be subject to periodic increases (such increases will be at the same time, and equal to the same percentage increase, as any increases to the Base Salary hereunder).

         (E) VACATION DAYS. During the Term, Employee shall be entitled to paid vacation days in accordance with Employer's policies with respect to such vacation days in place from time to time and applicable to the Chief Executive Officer of Employer; PROVIDED, HOWEVER, that Employee shall accrue or earn no less than 20 paid vacation days per calendar year.

         3.02 EXPENSES. Employee shall be entitled to receive reimbursement from Employer for all reasonable out-of-pocket expenses incurred by Employee during the Term in connection with the performance of Employee's duties and obligations under this Agreement, according to Employer's expense account and reimbursement policies in place from time to time and provided that Employee shall submit reasonable documentation with respect to such expenses.

                                   ARTICLE IV
                                   TERMINATION

4.01 EVENTS OF TERMINATION. This Agreement and Employee's employment hereunder shall terminate upon the occurrence of any one or more of the following events:

         (A) DEATH. In the event of Employee's death, this Agreement and Employee's employment hereunder shall automatically terminate on the date of death.

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         (B) DISABILITY. To the extent permitted by law, in the event of
Employee's physical or mental disability that prevents Employee from performing Employee's duties under this Agreement for a period of at least 120 consecutive days in any 12-month period or 150 non-consecutive days in any 12-month period, Employer may terminate this Agreement and Employee's employment hereunder upon written notice to Employee given within 30 days of the Employer's incurrence of such right.

         (C) TERMINATION BY EMPLOYER FOR CAUSE. Employer may, at its option, terminate this Agreement and Employee's employment hereunder for Cause (as defined herein) upon giving notice of termination to Employee. As used in this Agreement, the term "CAUSE" shall mean Employee's (i) conviction of, plea of guilty or NOLO contendre to, or confession of guilt of, a felony, (ii) commission of a fraudulent, illegal or dishonest act (which dishonest act results in material damage to Employer) in respect of Employer or any of its affiliates or subsidiaries, (iii) willful misconduct or gross negligence that reasonably could be expected to be injurious in the reasonable discretion of Employer to the business, operations or reputation of Employer or any of its affiliates or subsidiaries (monetarily or otherwise), (iv) material violation of Employer's policies or procedures in effect from time to time; PROVIDED, HOWEVER, to the extent such violation is subject to cure, Employee will have a reasonable opportunity to cure such violation after written notice thereof, (v) after a written warning and a reasonable opportunity to cure non-performance, continued failure to perform Employee's duties as assigned, in accordance with the terms of this Agreement, to Employee from time to time, or (vi) other material breach of this Agreement (including, without limitation, any breach of Employee's obligations under Article V hereof).

         (D) WITHOUT CAUSE BY EMPLOYER. Subject to Section 4.02, Employer may, at its option, at any time terminate this Agreement and Employee's employment hereunder for no reason or for any reason whatsoever (other than for Cause or as a result of Employee's death or Disability) by giving 30 days prior written notice of termination to Employee.

         (E) TERMINATION BY EMPLOYEE. Employee may terminate this Agreement and Employee's employment hereunder with or without Good Reason (as defined below) by giving (30) days prior written notice of termination to Employer; provided, however, that Employer reserves the right to accept Employee's notice of termination and instruct him not to report to work, but for all other purposes Employee shall be deemed to remain an employee until the 30-day notice date that Employee provided in such 30-day notice. For purposes of this Agreement, "GOOD REASON" shall mean, in the absence of the prior written consent of Employee:

                  (i) the failure of Employer or its successor to pay any amounts due to Employee or to fulfill any other material obligations to Employee under this Agreement, including a material reduction in the amount of D&O liability insurance coverage from the amount required in Section 7.04 below, other than failures that are remedied by Employer or its successor within 30 days after receipt of written notice thereof given by Employee;

                  (ii) action by Employer or its successor that results in a material diminution in Employee's title, position, authority or duties from those contemplated in Section 1.02; or

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                  (iii) any move of the offices of Employer or its successor without Employee's consent, such that Employee would be required to commute more than 10 miles more each way than Employee commutes immediately prior to such move; or

                  (iv) the occurrence of a Corporate Transaction (as defined in the Plan as of the date hereof), other than a Related Party Transaction (as defined in the Plan as of the date hereof); PROVIDED, HOWEVER, that, in connection with such event, the holders of common stock of Employer receive aggregate consideration, upon the closing, of at least $100 million; or

                  (v) an Employer Non-Renewal.

         Notwithstanding the foregoing, placing Employee on a paid leave for up to 90 days, pending a determination of whether there is a basis to terminate Employee for "Cause," shall not constitute a "Good Reason." Employee shall be deemed to have consented to any act or event that would otherwise give rise to "Good Reason," unless Employee provides written notice of termination for Good Reason to Employer within ninety (90) days following the action or event constituting Good Reason and that he had provided Employer the opportunity to cure (if curable) within 30 days following the action or event constituting Good Reason.

         (F) MUTUAL AGREEMENT. This Agreement and Employee's employment hereunder may be terminated at any time by the mutual agreement of Employer and Employee.

         (G) EXPIRATION OF TERM. This Agreement and Employee's employment hereunder shall automatically terminate upon the expiration of the Term in accordance with the 120 day notice provision herein, and any such expiration shall be deemed either an Employer Non-Renewal or an Employee Non-Renewal, as the case may be.

4.02 EMPLOYER'S OBLIGATIONS UPON TERMINATION.

         (A) FOR CAUSE; OTHER THAN FOR GOOD REASON. If, during the Term, (i) Employer shall terminate this Agreement and Employee's employment hereunder for Cause, or (ii) Employee shall terminate this Agreement and Employee's employment hereunder other than for Good Reason (excluding a termination described in Section 4.02(F) below), Employer's sole obligation to Employee under this Agreement or otherwise shall be to, on Employer's next regular pay date following the date of termination, (i) pay to Employee any Base Salary earned, but not yet paid to Employee, prior to the date of such termination, (ii) pay to Employee any accrued, but unused, vacation days through the date of termination, and (iii) reimburse Employee for any expenses incurred by Employee through the date of termination in accordance with Section 3.02 (collectively, the "ACCRUED OBLIGATIONS"). All vested equity awards shall remain in effect pursuant to their existing terms.

         (B) EXPIRATION OF TERM (EMPLOYEE NON-RENEWAL). Upon the expiration of the Term pursuant to or following an Employee Non-Renewal, or if this Agreement and the Employee's employment terminates at any time or for any reason following an Employee Non-Renewal, Employer's sole obligation to Employee under this Agreement or otherwise shall be (i) to pay to Employee the Accrued Obligations, which Accrued Obligations shall be paid or provided in the manner and at the time described in Section 4.02(A) above and (ii) to pay Employee the Pro Rata Bonus (as defined below), which shall be paid within 30 days following Employee's termination of employment. All vested equity awards shall remain in effect pursuant to their existing terms.

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         (C) DEATH; DISABILITY. If, during the Term, this Agreement and
Employee's employment hereunder shall terminate as a result of Employee's death or Disability, Employer shall pay or provide to Employee or Employee's heirs, beneficiaries, assigns or estate, as applicable, the Accrued Obligations, which Accrued Obligations shall be paid or provided in the manner and at the time described in Section 4.02(A) above. All equity awards vested at the time of death shall be transferred to Employee's estate, subject to the terms of the Plan. In addition, upon either such event (i) each of the New Awards and Prior Options shall be deemed fully vested and the awards that are options shall be deemed fully exercisable and (ii) Employee's estate or beneficiary, as applicable, shall be paid the Severance Benefit (as defined below) on the 30th day following such event.

         (D) WITHOUT CAUSE; FOR GOOD REASON. If, during the Term, Employer shall terminate this Agreement and Employee's employment hereunder without Cause and other than as a result of Employee's death or Disability or Employee shall terminate this Agreement and Employee's employment hereunder for Good Reason, Employer's sole obligation to Employee under this Agreement or otherwise shall be to: (i) pay to Employee the Accrued Obligations, which Accrued Obligations shall be paid or provided in the manner and at the time described in Section 4.02(A) above, and (ii) subject to both (a) Transition Services and (b) Employee's execution, delivery and non-revocation of a general release, in a form utilized by the Employer with respect to other executive officers of Employer, within 60 days following Employee's last day of employment with Employer, but which does not release, alter or adversely affect any of Employee's then-existing rights to indemnification from Employer or Employee's rights to payments under this Article IV (the "RELEASE") (which Release, among other things, will be provided by Employer to Employee within 5 days of Employee's last day of employment with Employer and will include a general release of Employer, its affiliates and subsidiaries and their respective officers, directors, managers, members, shareholders, partners, employees and agents from all liability, in such form determined by Employer in its sole discretion), both (1) pay Employee the Severance Benefit on the 5th day following the effectiveness of the Release, and (2) cause each of the New Awards and Prior Options to be deemed fully vested and the awards that are options be deemed fully exercisable. The Transition Services, as discussed above, means the Employee remaining reasonably available to the chief executive officer and chief financial officer of Employer, by telephone and electronic mail, to answer questions that relate to the transition of Employee's duties to his successor, for a period of 12 months, it being understood that the Employee shall not be required to provide any material amount of time in providing such services.

         (E) THE SEVERANCE BENEFIT.

                  (i) For purposes of this Section 4.02, the Severance Benefit shall be made in the form of a lump sum cash payment. The amount to be paid in respect of the Severance Benefit shall equal the sum of (A) $25,000, plus (B) the product of (a) the Monthly Compensation, multiplied by (b) the Applicable Months, plus (C) the Pro Rata Bonus (as defined below). The Monthly Compensation

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shall mean the sum of (a) the then current Base Salary divided by 12, plus (b)
the most recently paid Bonus (if the applicable termination of employment occurs prior to payment of the Bonus with respect to fiscal year ending March 31, 2009, then the Bonus shall be deemed to equal $170,000), divided by 12. The Applicable Months shall mean (a) if the applicable termination of employment occurs on or prior to February 28, 2010, twenty four (24); and (b) if the applicable termination of employment occurs after February 28, 2010, twenty four (24), less the number of whole and partial months that have passed from and after February 28, 2010 through such date of termination; PROVIDED, HOWEVER, that in no event shall the Applicable Months be less than eighteen (18). Pro Rata Bonus shall mean the Bonus, at target level, for the year in which Employee's termination of employment occurs (the "Termination Year"), multiplied by a fraction, the numerator of which is the number of days that has passed from January 1 of the Termination Year through the date of Employee's termination of employment, and the denominator of which is 365.

                  (ii) In the event Employee shall become entitled to receive the Severance Benefit hereunder, then he shall also be entitled to receive reimbursement for premium costs that he incurs with respect to COBRA continuation coverage for himself and his eligible dependents for a period of eighteen (18) months following his termination of employment; PROVIDED, that such reimbursements shall cease when Employee becomes eligible for substantially equivalent coverage (as far as overall coverage and costs to the Employee) under any other group health care plan of a subsequent employer (other than a group health plan sponsored by ADM Tronics). Such reimbursements must be submitted by Employee in writing on a monthly basis within fourteen (14) days of the date the monthly premium is paid (each such monthly premium must be paid within the applicable COBRA deadline) and the reimbursement will be paid, net of tax, to Employee within thirty (30) days of its receipt of the reimbursement request.

                  (iii) In addition to the payments and benefits set forth in this Section 4.02, amounts that are vested benefits or that Employee is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those relating to severance) on the date of termination, shall be payable in accordance with such plan, policy, practice or agreement.

         (F) RESIGNATION WINDOW. Employee may resign from his employment for any reason whatsoever effective by no earlier than January 31, 2008 and no later than July 31, 2010, by providing written notice to Employer and, subject to his execution of a Release (pursuant to the Release procedure described above), shall be entitled to receive a cash severance payment equal to the sum of (i) the Monthly Compensation, multiplied by twenty four (24), plus (ii) $25,000, which aggregate amount (the "Resignation Payment") shall be paid on the first day of the 7th calendar month that commences immediately following Employee's termination of employment from the Employer in accordance with the foregoing (the "Intended Payment Date"). In addition, the Prior Options shall be deemed fully vested and exercisable.

Notwithstanding the foregoing, if Employer reasonably and in good faith determines that the payment of the Resignation Payment will cause the total amount of cash and cash equivalents of the Employer ("Total Cash") to be less than $500,000 as of the Intended Payment Date, then the Resignation Payment shall instead be paid as follows: (i) the "Available Cash to Employee" (as defined below) shall be paid on the Intended Payment Date, (ii) one-third of the "Remaining Payment" (as defined below) shall be paid on the first anniversary of Employee's termination of employment, (iii) one-third of the Remaining Payment shall be paid on the second anniversary of Employee's termination of employment, and (iv) one-third the Remaining Payment shall be paid on the second anniversary of the Intended Payment Date.

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For purposes of the preceding paragraph:

         (i) "Available Cash to Employee" means Total Cash (determined as of the Intended Payment Date) in excess of $500,000; and

         (ii) "Remaining Payment" means the Resignation Payment, less the Available Cash to Employee actually paid to Employee.

         (G) NO MITIGATION; NO OFFSET. In the event of any termination of Employee's employment under this Section 4.02, Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due Employee under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain except as specifically provided in this Section 4.02. Notwithstanding anything contained in this Agreement to the contrary, all compensation and benefits payable under this Section 4.02 shall be reduced by any other compensation and benefits payable under any severance or change-in-control plan, program, policy or arrangement of Employer in which Employee is a participant and under which he has actually and previously received compensation and/or benefits.

                                    ARTICLE V
          CONFIDENTIALITY, ASSIGNMENT OF DEVELOPMENTS, NON-COMPETITION,
                      NON-SOLICITATION AND OTHER COVENANTS

         5.01 CONFIDENTIALITY. While working or performing services for Employer or otherwise, Employee may previously have developed or acquired, or may in the future develop or acquire, knowledge in Employee's work or from directors, officers, employees, agents or consultants of Employer and its affiliates and subsidiaries (collectively, the "COMPANY") or otherwise of Confidential Information relating to the Company, its business, potential business or that of its customers and vendors. "CONFIDENTIAL INFORMATION" includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, algorithms, formulae, schematics, concepts, creations, costs (including, without limitation, manufacturing costs), plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client, customer, and supplier lists and information, product development and project procedures. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of Employee's direct or indirect act or omission.

         With respect to Confidential Information of the Company and its customers and vendors:

         (A) Employee has used, and will use, Confidential Information only in the performance of Employee's duties for Employer. Employee has not used, and will not use, Confidential Information at any time (during or after Employee's employment with Employer) for Employee's personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company and its customers and vendors;

         (B) Employee has not, and will not disclose, Confidential Information at any time (during or after Employee's employment with Employer) except to authorized Employer personnel, unless Employer consents in advance in writing, the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through Employee's direct or indirect act or omission), or the disclosure of which is required by law and reasonable written notice has been provided to Employer sufficient to enable Employer to contest the disclosure;

         (C) Employee has safeguarded, and will safeguard, the Confidential Information by all reasonable steps and abide by all policies and procedures of Employer in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of Confidential Information, in whatever medium or format the Confidential Information takes;

         (D) Employee acknowledges that Employer may be required to sign non-disclosure or confidentiality agreements with customers or vendors, prospective customers or vendors, and other third parties in which Employer agrees that its employees and agents will not disclose Confidential Information of such customers or vendors, prospective customers or vendors, or other third parties. By executing this Agreement, Employee acknowledges and agrees that Employer may rely, and will rely, on this Agreement for purposes of entering into such other agreements. Further, Employee will execute and abide by all confidentiality agreements reasonably requested by Employer's customers or vendors, prospective customers or vendors, and other third parties; and

         (E) Employee will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of the Company (all of which shall remain the exclusive property of the Company) and its clients and customers, to Employer when Employee's employment relationship with Employer terminates or otherwise on demand. Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company and its clients and customers.

         5.02 ASSIGNMENT OF DEVELOPMENTS. Employee has disclosed, and will disclose, promptly and fully to Employer and to no one else: (i) all inventions, ideas, improvements, discoveries, works modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by Employee (collectively, together with all patent rights, copyrights, trade secret rights and other intellectual property rights, worldwide, and the right to sue for present, past and future infringements thereof, the "DEVELOPMENTS"), solely or jointly with others, during the course of Employee's employment with Employer (whether prior to or after the date of this Agreement) that (a) are related to the business of the Company or any of the products or services being researched, developed, distributed, manufactured or sold by the Company or which may be used in relation therewith or (b) result from tasks assigned to Employee by the Company; (ii) any Development that is related to the business of the Company and in which Employee had an assignable interest at the time of Employee's first employment by Employer; or (iii) any Development made using the time, materials or facilities of the Company, even if such Development does not relate to the business of the Company. The determination as to whether a Development is related to the business of the Company shall be made solely by an authorized representative of Employer. Any Development relating to the business of the Company and disclosed to the Company within one year following the termination of Employee's employment with Employer shall be deemed to fall within the provisions of this Section 5.02. The "BUSINESS OF THE COMPANY" as used in this Section 5.02 includes the actual business currently conducted by the Company, as well as any business conducted by the Company during the course of Employee's employment prior to the Original Agreement Date and any business in which the Company is actively engaged in the development of at any time during the period of Employee's employment, excluding the ADM Tronics Business Activities (as defined below). Employee agrees that, to the maximum extent possible, all such Developments listed above and the benefits thereof are and shall immediately become the sole and absolute property of Employer from conception, as "works made for hire" (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise. Employee shall have no interest in any Developments. To the extent that title to any Developments or any materials comprising or including any Developments does not, by operation of law, vest in Employer, Employee hereby irrevocably assigns to Employer all of Employee's right, title and interest (including, without limitation, tangible and intangible rights such as patent rights, trademarks, copyrights and all other intellectual property rights, worldwide, and the right to sue for present, past and future infringements thereof) that Employee may have or may acquire in and to all such Developments, benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related to such Developments, benefits and/or rights at the request of Employer. Employee also hereby assigns to Employer, or waives if not assignable, all of Employee's "moral rights" in and to all such Developments, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of Employer. Employee represents and warrants to Company that Employee has at no time assigned or otherwise transferred any interest in any Development (including, but not limited to, any Developments arising in connection with Employee's employment prior to the Original Agreement Date), to any third party, or granted any third party any license, permission, or other right with respect to any such Development, or permitted any lien, security interest or other encumbrance to be imposed on any such Development, or entered into any contract or other arrangement pursuant to which Employee has agreed to do any of the foregoing. For purposes of this Agreement, "ADM Tronics Business Activities" means the design, development, manufacture and commercialization by ADM Tronics of the following product lines: (i) environmentally safe chemical products, (ii) topical dermatological products and (iii) therapeutic non-invasive electronic medical devices (such activities, together with all other activities of ADM Tronics and its subsidiaries (other than the business of the Company), as conducted at or prior to the Original Agreement Date.

         Employee agrees to assist Employer without charge for so long as Employee is an employee of Employer and for as long thereafter as may be necessary (but at Employer's expense including reasonable compensation to Employee if Employee is no longer an employee of Employer): (1) to apply, obtain, register and renew for, and vest in, Employer's benefit alone (unless Employer otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Developments in all countries, and (2) in any controversy or legal proceeding relating to Developments. In the event that Employer is unable to secure Employee's signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Development, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and on Employee's behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Employee.

              Notwithstanding the foregoing, this Section 5.02 shall not cover Developments to the extent that California Labor Code Section 2870(a) prohibits the assignment thereof. Section 2870(a) provides as follows:

         "Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer [or] (2) Result from any work performed by the employee for the employer."

         5.03 OBLIGATIONS TO OTHER PERSONS. Employee hereby represents and warrants that Employee does not have any non-disclosure, non-compete, non-solicitation or other obligations to any previous employer or other individual or entity that would prohibit, limit, conflict or interfere with the performance of Employee's duties for Employer or Employee's other obligations under this Agreement. Employee will not disclose to the Company or its customers and clients or induce the Company or its customers and clients to use any secret confidential information or material belonging to others, including Employee's former employer.

         5.04  COVENANT AGAINST COMPETITION AND SOLICITATION.

         (A) Employee acknowledges and understands that, in view of the position that Employee holds or will hold as an employee of Employer, Employee's relationship with Employer will afford Employee extensive access to Confidential Information of the Company. Employee therefore agrees that during the course of Employee's employment with Employer and for a period of 24 months after termination of Employee's employment with Employer (for any reason or no reason) (collectively, "RESTRICTED PERIOD"), Employee shall not, anywhere in the world, either directly or indirectly, as an owner, stockholder, member, partner, joint venturer, officer, director, consultant, independent contractor, agent or employee, with or without remuneration, engage in any business or other commercial activity, excluding for such purpose the ADM Tronics Business Activities, that is engaged in the business of (i) designing, developing and/or commercializing electrotherapeutic technologies or (ii) designing, developing, marketing, selling, distributing and/or providing any products or services that are of the same nature as a product or service provided by the Company or a product or service that the Company is developing or seeking to provide and of which Employee has knowledge. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Employee's ownership of less than 2% of the outstanding shares of any publicly traded corporation that conducts a business competitive with that of Employer.

         (B) Employee further agrees that, during the Restricted Period, Employee shall not, directly or indirectly, either on Employee's own behalf or on behalf of any other individual or commercial enterprise: (i) contact, communicate, solicit or transact any business with or assist any third party in contacting, communicating, soliciting or transacting any business with (x) any of the customers or vendors of the Company, (y) any prospective customers or vendors of the Company being solicited at the time of Employee's termination, or
(z) any individual or entity who or which was within the most recent twelve (12) month period a customer or vendor of the Company, for the purpose of inducing such customer or vendor or potential customer or vendor to be connected to or benefit from any competitive business or to terminate its or their business relationship with the Company; (ii) solicit, induce or assist any third party in soliciting or inducing any individual or entity who is then (or was at any time within the preceding 12 months) an employee, consultant, independent contractor or agent of Company) to leave the employment of the Company or cease performing services for the Company; (iii) hire or engage or assist any third party in hiring or engaging, any individual or entity that is or was (at any time within the preceding 12 months) an employee, consultant, independent contractor or agent of the Company, or (iv) solicit, induce or assist any third party in soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or otherwise interfere with such relationship.

         5.05 NON-DISPARAGEMENT. Employee will not at any time (during or after Employee's employment with Employer) disparage the reputation of Employer, its affiliates and their respective clients, customers and its or their respective officers, directors, agents or employees. Employer will cause its officers, directors, agents and/or employees to not at any time (during or after Employee's employment with Employer) disparage the reputation of Employee.

         5.06 COOPERATION. Employee agrees to cooperate both during and after Employee's employment with Employer, at Employer's sole cost and expense, with the investigation by the Company involving the Company or any employee or agent of the Company.

         5.07  REASONABLE RESTRICTIONS/DAMAGES INADEQUATE REMEDY; BREACHES.

                  (A) Employee acknowledges that the restrictions contained in this Article V are reasonable and necessary to protect the legitimate business interests of the Company and that any breach or threatened breach by Employee of any provision contained in this Article V will result in immediate irreparable injury to the Company for which a remedy at law would be inadequate. Employee understands that the Employer's business is global and, accordingly, the restrictions can not be limited to any particular geographic area. Employee further acknowledges that the restrictions contained in this Article V will not prevent Employee from earning a livelihood during the applicable period of restriction. Accordingly, Employee acknowledges that Company shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral) and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which the Company may be entitled at law or in equity.

                  (B) Notwithstanding the foregoing, in the event Employee breaches or threatens to breach any term or condition of this Agreement, including the provisions of Section 5.04 or other sections of this Article V, whether or not any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Article V, including Section 5.04, is unenforceable, it shall constitute a material breach of this Agreement and in addition to and not instead of the Company's other remedies hereunder or otherwise at law or in equity, Employee shall be required to, upon written notice from the Company, return the payments paid by the Company pursuant to
Section 4.02 of this Agreement, less the greater of: (a) $500, or (b) 5% of the payments paid by Employer hereunder. However, the Company will not demand repayment if such breach is (in the good faith discretion of the Company) subject to cure and is cured to the Company's satisfaction by Employee within five (5) calendar days following such notice of such breach. Without limitation, in no event shall any breach of the provisions of Section 5.04 be subject to cure. Employee agrees that if Employee is required to return the payments, this Agreement shall continue to be binding on Employee and the Company shall be entitled to enforce the provisions of this Agreement as if the payments had not been repaid to the Company. In the event the Company provides written notice to Employee of a breach or threatened breach, the Company, at the direction of the Board, shall have the right to suspend all further payment obligations to Employee hereunder and shall have no further payment obligations unless a court of competent jurisdiction finds that Employee has not breached his obligations under this Agreement. In the event of a threatened breach that has been cured to the Company's satisfaction within five (5) days of notice to Employee, the Company shall resume making payments pursuant to this Agreement. In the event of a breach or threatened breach, the Company reserves to itself all remedies available to it under this Agreement or otherwise at law or in equity.

         5.08 SEPARATE COVENANTS. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Article V shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. It is the intention of the parties to this

Agreement that the covenants and restrictions in this Article V be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this Article V shall not affect the validity or enforceability of any other provision hereof. The covenants and restrictions contained in this
Article V shall be deemed a series of separate covenants and restrictions one for each of the fifty states of the United States of America. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this Article V, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

                                   ARTICLE VI
                                   TAX MATTERS

         6.01 WITHHOLDING. Employer may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         6.02 SECTIONS 280G/4999 GOLDEN PARACHUTE TAX.

         (A) If during or after the Employee's employment with Employer, Employee becomes subject to the excise tax imposed by Internal Revenue Code ("IRC") Section 4999 (the "Parachute Excise Tax"), the parties agree that if the aggregate of all "parachute payments" (as such term is used under IRC Section
280G) exceeds 300% of the "base amount" (as such term is used under IRC Section
280G), then, subject to Section 6.02(B), the parachute payment shall be reduced to 299.99% of such base amount.

         (B) Prior to reducing the parachute payment as provided in clause (A) above, Employee and Employer, and their tax respective consultants, shall confer with respect to the calculations and compare the taxable income to be received by Employee if all Federal, State and local taxes payable if such reduction were to occur, and not occur. If Employee's income, net of such taxes, would be more by at least $10,000 in the absence of such reduction, then the reduction provided in 6.02(A) shall not occur. In the event of a dispute between the calculation of Employee and the Company, the Employee's calculation shall control for the purpose of this Section 6.02(B).

         (C) If the reduction provided in Section 6.02(A) is to occur, then Employer shall (i) reduce payments that are in the form of equity before reducing any payments in the form of cash, and (ii) subject to the provisions of clause (i), payments to be paid later, will be reduced first. Further, should the provisions of Section 280(G) be deemed by Employer's and Employee's tax consultants to permit Employee at the time of such reduction to determine which components of consideration be reduced first, then the Employer shall allow Employee to do so.

         6.03 SECTION 409A.

         (A) FULL COMPLIANCE. It is the intent of the parties that all compensation and benefits payable or provided to the Executive (whether under this Agreement or otherwise) shall fully comply with the requirements of IRC
Section 409A such that no amounts payable hereunder shall be subject to "additional tax" within the meaning of IRC Section 409A. Employer agrees that it will not, without Employee's prior written consent, take any action, or refrain from taking any action, that would result in the imposition of "additional tax", interest and/or penalties upon Employee under IRC Section 409A.

         (B) SEPARATE PAYMENTS. Notwithstanding anything contained in this Agreement to the contrary, each and every payment made under this Agreement shall be treated as a separate payment and not as a series of payments.

         (C) SPECIFIED EMPLOYEE. Notwithstanding anything contained in this Agreement to the contrary (subject however to the provisions of the last sentence of Section 6.03(A) or of 6.03(B), if Employee is a "specified employee" (determined in accordance with IRC Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of Employee's employment with Employer, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a "deferral of compensation" within the meaning of IRC Section 409A ("Nonqualified Deferred Compensation") and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting Employee to additional tax, interest and/or penalties under IRC
Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of termination shall be paid or provided to Employee in a lump sum cash payment to be made on the earlier of (x) Employee's death or (y) the first business day of the seventh calendar month immediately following the month in which the date of termination occurs.

         (D) CHANGE IN CONTROL. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit that (i) qualifies as Nonqualified Deferred Compensation and (ii) is paid or distributed due to a Change in Control, whether pursuant to this Agreement or otherwise, shall only be paid or distributed if such event that qualifies as a Change in Control under this Agreement also qualifies as either a "change in the ownership or effective control of a corporation" or a "change in the ownership of a substantial portion of the assets of a corporation" in accordance with Treasury Regulation 1.409A-3(i)(5).

         (E) EXPENSE REIMBURSEMENTS. Notwithstanding anything contained in this Agreement to the contrary, except to the extent any reimbursement, payment or entitlement under this Agreement does not qualify as Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in IRC Section 409A) to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

         (F) REIMBURSEMENT OF EXPENSES IN CONNECTION WITH A SEPARATION FROM SERVICE. Notwithstanding anything contained in this Agreement to the contrary, any payment or benefit paid or provided under Section 4.02 above or otherwise paid or provided due to a "separation from service" (as such term is described and used in IRC Section 409A and the Treasury Regulations promulgated thereunder) that is exempt from IRC Section 409A pursuant to Treasury Regulation
Section 1.409A-1(b)(9)(v) shall be paid or provided to Employee only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the second taxable year of Employee following the taxable year of Employee in which the separation from service occurs; PROVIDED, HOWEVER that Employer reimburses such expenses no later than the last day of the third taxable year following the taxable year of Employee in which the separation from service occurs.

         (G) DISPUTE RESOLUTION PAYMENTS. Any dispute resolution payment (including related reimbursable expenses, fees and other costs) that does not qualify as a "legal settlement" in accordance with Treasury Regulation 1.409A-1(b)(11) (as determined by Employer in its sole discretion) shall be paid by Employer to Employee not later than the last day of Employee's taxable year following the year in which the dispute is resolved.

         6.04 SECTION 83. It is the intent of the parties that the New Awards be taxed under IRC Section 83. Employee may - but is not obligated to - make an election under IRC Section 83(b) within 30 days of the date of grant of the New Awards subject to and in accordance with applicable regulations and notice to Employee.

         6.05 SECTION 162(m). It is the intent of the parties that the New Awards not qualify as "performance-based compensation" (as such term is described in IRC Section 162(m)(4) and Treasury Regulation Section 1.162-27(e)).

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.01 BENEFIT OF AGREEMENT AND ASSIGNMENT. This Agreement shall inure to the benefit of Employer, its affiliates and subsidiaries, and its and their respective successors and assigns (including, without limitation, the purchaser of all or substantially all of any of its or their respective assets) and shall be binding upon Employer and its successors and assigns. This Agreement shall also inure to the benefit of and be binding upon Employee and Employee's heirs, administrators, executors and assigns. Employee may not assign or delegate Employee's duties under this Agreement, without the prior written consent of Employer.

         7.02 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (i) on the date delivered if personally delivered, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or
(iii) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, in each case addressed to the Employer or Employee, as the case may be, at the respective addresses indicated in the caption of this Agreement or such other address as either party may in the future specify in writing to the other. In addition, a copy (which shall not itself constitute notice) of any notice sent to Employer hereunder shall be sent to: Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068,
Attention: Steven M. Skolnick, Esq.

         7.03 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Employee's employment during the Term and activities following termination of this Agreement and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement This Agreement may not be changed or modified except by an instrument in writing, signed by an authorized representative of the Employer and Employee.

         7.04 INDEMNIFICATION. Employer shall indemnify Employee against all claims arising out of Employee's actions or omissions occurring during Employee's employment with Employer to the fullest extent provided (A) by Employer's Certificate of Incorporation and/or Bylaws, and (B) under the New Jersey General Corporation Law, as each may be amended from time to time. Employer shall maintain a Directors & Officers liability insurance policy ("D&O COVERAGE") in at least the amount that is in effect as of the dated hereof covering Employee. Employer shall advance to Employee all reasonable costs and expenses incurred by him in connection with any proceeding involving and that are subject to indemnification within 20 days after receipt by Employer of a written request for such advance. Such request shall include an undertaking by Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. Notwithstanding any other provision to the contrary herein, this
Section 7.04 shall survive termination of the Agreement.

         7.05 NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section
7.05 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Employer or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

         7.06 SOURCE OF PAYMENT. All payments provided for under this Agreement shall be paid in cash from the general funds of Employer. Employer shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Employer shall make any investments to aid it in meeting its obligations hereunder, Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Employer and Employee or any other person. To the extent that any person acquires a right to receive payments from Employer hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Employer.

         7.07 NO WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

         7.08 HEADINGS. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         7.10 GOVERNING LAW; JURISDICTION; JURY TRIAL WAIVER. Any and all actions or controversies arising out of this Agreement or Employee's employment, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the choice of law principles thereof. With respect to any such actions or controversies, Employer and Employee hereby (a) irrevocably consent and submit to the sole exclusive jurisdiction of the United States District Court for the District of New Jersey or the Superior Courts of New Jersey (and of the appropriate appellate courts therefrom), (b) irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of the venue of any such actions or controversies in any such court or that any such any such actions or controversies which is brought in any such court has been brought in an inconvenient forum, and (c) IRREVOCABLY WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY SUCH ACTIONS OR CONTROVERSIES AND REPRESENTS THAT SUCH PARTY HAS CONSULTED WITH COUNSEL SPECIFICALLY WITH RESPECT TO THIS WAIVER.

         7.11 VALIDITY. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

         7.12 COUNTERPARTS. This Agreement may be executed in one more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         7.13 AGREEMENT TO TAKE ACTIONS. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his/her or its obligations under this Agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the date first written above.

                                         EMPLOYER:

                                         IVIVI TECHNOLOGIES, INC.


                                         BY:
                                         /s/ Steven Gluckstern, CEO
                                         Ivivi Technologies, Inc.

                                         EMPLOYEE:

                                         /s/ Andre A. DiMino
                                         Andre' A. DiMino, individually

                                     ANNEX A
                    TO ANDRE' A. DIMINO EMPLOYMENT AGREEMENT
     DESCRIPTION OF THE NEW AWARDS (AS DEFINED IN THE EMPLOYMENT AGREEMENT)


Effective as of the Commencement Date, Employee shall be granted options to purchase 261,918 shares of common stock of Employer, all of which options shall be fully vested as of the date of grant, and on such other terms and conditions as the Board (or a committee thereof) determines in its sole discretion.

During the fiscal year ending March 31, 2009, at such time as the Board (or a committee thereof) determines to conduct an annual equity grant program for key employees of Employer, and subject to requisite approvals, Employee shall be granted equity incentive awards relating to the common stock of Employer. The awards to be granted to Employee shall have a "value" equal to 75% of the Base Salary as in effect as of the date of grant. For such purpose, "value" shall be reasonably determined by Employer in its sole discretion but shall be consistent with the valuation method Employer uses for purposes of the public financial reporting of employee equity awards ("Value"). 50% of the Value of the award will be in the form of options to purchase common stock of the Employer (with a per share exercise price equal to the fair market value of the common stock as of the date of grant), and 50% of the Value of the award will be in the form of shares of restricted common stock of Employee. With respect to the awards described in this paragraph (i) 50% shall vest subject to Employee's continued employment with Employer (and the vesting schedule shall be no less favorable than the vesting schedule applicable to the Prior Options) and (ii) 50% shall vest subject to the Employer's attainment of financial performance goals to be reasonably determined by the Board (or a committee thereof).

During the fiscal year ending March 31, 2010, at such time as the Board (or a committee thereof) determines to conduct an annual equity grant program for key employees of Employer, and subject to requisite approvals, Employee shall be granted equity incentive awards relating to the common stock of Employer. The awards to be granted to Employee shall have a Value equal to 60% of the Base Salary as in effect as of the date of grant. 50% of the Value of the award will be in the form of options to purchase common stock of the Employer (with a per share exercise price equal to the fair market value of the common stock as of the date of grant), and 50% of the Value of the award will be in the form of shares of restricted common stock of Employee. With respect to the awards described in this paragraph (i) 50% shall vest subject to Employee's continued employment with Employer (and the vesting schedule shall be no less favorable than the vesting schedule applicable to the Prior Options) and (ii) 50% shall vest subject to the Employer's attainment of financial performance goals to be reasonably determined by the Board (or a committee thereof).

During the fiscal year ending March 31, 2011, at such time as the Board (or a committee thereof) determines to conduct an annual equity grant program for key employees of Employer, and subject to requisite approvals, Employee shall be granted equity incentive awards relating to the common stock of Employer. The awards to be granted to Employee shall have a Value equal to 50% of the Base Salary as in effect as of the date of grant. 50% of the Value of the award will be in the form of options to purchase common stock of the Employer (with a per share exercise price equal to the fair market value of the common stock as of the date of grant), and 50% of the Value of the award will be in the form of shares of restricted common stock of Employee. With respect to the awards described in this paragraph (i) 50% shall vest subject to Employee's continued employment with Employer (and the vesting schedule shall be no less favorable than the vesting schedule applicable to the Prior Options) and (ii) 50% shall vest subject to the Employer's attainment of financial performance goals to be reasonably determined by the Board (or a committee thereof).

All of the equity grants described in this Annex A shall be granted on the terms and conditions described herein and upon such addition terms and conditions appropriate and typical for grants to senior executives of publicly traded companies.